UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 2, 2017

Tallgrass Energy Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35917	46-1972941
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 W. 115th Street, Suite 350 Leawood, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On June 2, 2017, Tallgrass Energy Partners, LP (the "Partnership") entered into a $1,750 million Second Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as administrative agent and collateral agent, and a syndicate of lenders (the "Amended Credit Agreement"). The Amended Credit Agreement amends and restates the Partnership's existing revolving credit facility.
The Amended Credit Agreement extends the maturity date of the Partnership's existing revolving credit facility from May 13, 2018 to June 2, 2022. In addition, the Amended Credit Agreement, among other things, (i) immediately provides the Partnership more flexibility by reducing the interest rate and relaxing certain covenants under the existing revolving credit facility, including by increasing certain applicable limits and baskets and (ii) provides that, if and when the Partnership achieves certain specified credit ratings (including an investment grade rating by at least one ratings agency), the liens securing the Amended Credit Agreement will be automatically released, certain restrictive covenants will be significantly relaxed or cease to apply and the applicable margin for both base rate and reserve adjusted Eurodollar rate loans and the commitment fee on the unused committed amount will be reduced by specified amounts. Thereafter, if the Partnership were to be downgraded to certain credit ratings, the Partnership and the subsidiary guarantors would be required to regrant liens on substantially all of their assets and the provisions of certain of the restrictive covenants would be restored.
As of June 2, 2017, the Partnership had borrowed $1,243 million under the Amended Credit Agreement. The remaining commitments under the Amended Credit Agreement are available for capital expenditures and permitted acquisitions, to provide for working capital requirements and for other general partnership purposes. The Amended Credit Agreement has an accordion feature that will allow the Partnership to increase the available revolving borrowings under the facility by up to an additional $250 million, subject to the Partnership’s receipt of increased or new commitments from lenders and satisfaction of certain other conditions. In addition, the Amended Credit Agreement includes a sublimit up to $60 million for swing line loans and a sublimit up to $75 million for letters of credit.
The Partnership’s obligations under the Amended Credit Agreement, as well as obligations under certain interest rate protection and other hedging arrangements, are (i) guaranteed by the Partnership and each of its existing and subsequently acquired or organized direct or indirect wholly-owned domestic subsidiaries, subject to the Partnership’s ability to designate certain of its subsidiaries as “Unrestricted Subsidiaries” and (ii) secured by a first priority lien on substantially all of the present and after acquired property owned by the Partnership and each guarantor (other than real property interests related to the Partnership’s pipelines).
The Amended Credit Agreement contains various covenants and restrictive provisions that, among other things, limit or restrict the Partnership’s ability (as well as the ability of the Partnership’s restricted subsidiaries) to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain distributions, including distributions from available cash, if a default or event of default under the Amended Credit Agreement then exists or would result therefrom, change the nature of the Partnership’s business, engage in certain mergers or make certain investments and acquisitions, enter into non arms-length transactions with affiliates and designate certain subsidiaries as “Unrestricted Subsidiaries,” and also requires maintenance of a consolidated leverage ratio of not more than 5.00 to 1.00 (which will be increased to 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions), a consolidated senior secured leverage ratio of not more than 3.75 to 1.00 and a consolidated interest coverage ratio of not less than 2.50 to 1.00.
Borrowings under the Amended Credit Agreement will bear interest, at the Partnership’s option, at either (a) a base rate, which will be a rate equal to the greatest of (i) the prime rate, (ii) the U.S. federal funds rate plus 0.5% and (iii) a one-month reserve adjusted Eurodollar rate plus 1.00%, in each case, plus an applicable margin, or (b) a reserve adjusted Eurodollar rate, plus an applicable margin. Swing line loans will bear interest at the base rate, plus an applicable margin. During the quarterly period ended June 30, 2017, for borrowings bearing interest based on the base rate, the applicable margin will be 0.75%, and for loans bearing interest based on the reserve adjusted Eurodollar rate, the applicable margin will be 1.75%. After that date, the applicable margin will range from 0.50% to 1.50% for base rate borrowings and 1.50% to 2.50% for reserve adjusted Eurodollar rate borrowings, based upon the Partnership’s total leverage ratio. The unused portion of the Amended Credit Agreement will be subject to a commitment fee, which will initially be 0.300%, and after June 30, 2017, will range from 0.250% to 0.500%, based on the Partnership’s total leverage ratio. If and when the Partnership achieves the specified credit ratings, the applicable margin will range from 0.125% to 1.00% for base rate borrowings and 1.125% to 2.00% for reserve adjusted Eurodollar rate borrowings, based upon the Partnership’s credit rating.
The Amended Credit Agreement contains certain events of default, including, but not limited to, the failure to pay any principal, interest or fees when due, failure to satisfy any covenant, material inaccuracy of representations or warranties, impairment of liens or invalidity of guarantees, cross-defaults to other material debt, insolvency, certain bankruptcy proceedings, change of control, liquidation, material money judgment, material events related to the Employee Retirement Income Security Act of 1974 and certain amendments or modifications to the limited partnership agreement of the Partnership. Upon the occurrence and during the continuation of an event of default, the lenders may, among other things, terminate their revolving loan commitments, accelerate and declare the outstanding loans to be immediately due and payable, charge the Partnership with additional interest in the amount of 2.00% per annum plus the rate otherwise applicable to such amounts and exercise remedies against the Partnership and the collateral.
The foregoing summary of the Amended Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement, which is filed as Exhibit 10 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.
From time to time, certain of the lenders have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to the Partnership and its affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The lenders and their affiliates may, from time to time, engage in transactions with and perform services for the Partnership in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the Amended Credit Agreement provided above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 7.01.	Regulation FD Disclosure.
On June 5, 2017, the Partnership issued a press release announcing that it had entered into the Amended Credit Agreement. A copy of this press release is furnished with this Form 8-K as Exhibit 99.1 and incorporated into this Item 7.01 by reference.
In addition, on June 5, 2017, the Partnership issued a press release stating that the Partnership, through its subsidiaries Tallgrass Terminals, LLC and Tallgrass Pony Express Pipeline, LLC, was announcing an agreement with Saddle Butte Pipeline to develop the Tallgrass Grasslands Terminal. A copy of this press release is furnished with this Form 8-K as Exhibit 99.2 and incorporated into this Item 7.01 by reference.
The information in this Item 7.01 of Form 8-K, including the accompanying Exhibits 99.1 and 99.2, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits
(d)     Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1
Second Amended and Restated Credit Agreement, dated June 2, 2017, by and among Tallgrass Energy Partners, LP, Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders named therein.

99.1	Press release issued by Tallgrass Energy Partners, LP, dated June 5, 2017 (Amended Credit Agreement). Furnished solely for purposes of Item 7.01 of this Form 8-K.

99.2	Press release issued by Tallgrass Energy Partners, LP, dated June 5, 2017 (Tallgrass Grasslands Terminal). Furnished solely for purposes of Item 7.01 of this Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY PARTNERS, LP

		By:	Tallgrass MLP GP, LLC
its general partner

Date:	June 5, 2017	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1
Second Amended and Restated Credit Agreement, dated June 2, 2017, by and among Tallgrass Energy Partners, LP, Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders named therein.

99.1	Press release issued by Tallgrass Energy Partners, LP, dated June 5, 2017 (Amended Credit Agreement). Furnished solely for purposes of Item 7.01 of this Form 8-K.

99.2	Press release issued by Tallgrass Energy Partners, LP, dated June 5, 2017 (Tallgrass Grasslands Terminal). Furnished solely for purposes of Item 7.01 of this Form 8-K.